EXHIBIT 99.1

Contacts:             Bill Volz, President

Kimiko Milheim, CFO

(408) 542-5400

LOGIC DEVICES ANNOUNCES THIRD FISCAL QUARTER OF 2004:

NARROWS LOSS AND INTRODUCES NEW VIDEO LINE BUFFER

Sunnyvale, Calif. (August 10, 2004) - LOGIC Devices (Nasdaq: LOGC) today reported revenues and earnings for its third fiscal quarter. Net revenues for the quarter ended June 30, 2004 were $1,099,800, compared to $1,206,300 in the third fiscal quarter of 2003, and $1,205,300 in the immediately preceding quarter ended March 31, 2004. The Company narrowed its loss for the quarter to $296,100, or ($0.04) per share, compared to a loss of $566,200, or ($0.08) per share in the prior year period, and a loss of $450,400, or ($0.07) per share in the immediately preceding quarter. For the nine months ended June 30, 2004, LOGIC Devices recorded revenues of $3,407,600 compared to $3,895,200 in the nine-month period of the prior year period. The Company recorded a net loss of $1,261,300, or ($0.19) per share for the nine-month period of fiscal 2004, compared to a net loss of $1,736,300, or ($0.28) per share for the nine-month period of fiscal 2003.

"Except for revenues, where we continue to struggle with a lack of recent new product introductions, the financial performance of the Company continued to improve in many aspects during the quarter. Our loss was reduced by nearly half (48%) compared to the prior year. We reduced our inventory by an additional 6% during the June quarter, while our cash increased by 12% compared to the immediately preceding quarter, even with significant capital expenditures for new product tooling. Gross margins for the quarter were 35.4% compared to 32.1% in the same quarter of the prior year, while R&D and SG&A were down 41% and 16%, respectively, from the prior year," stated Bill Volz, president of LOGIC Devices.

"Most importantly, we have now begun to introduce customers to our new LF3312 frame buffer chip, which has applications in security camera systems, studio broadcast equipment, and medical diagnostic imaging equipment. Much of our focus during the June quarter was on the product rollout efforts to introduce the LF3312. While it will still take some time for this new chip to be designed into end-customer systems and then ramp to volume production, this introduction is a beginning step toward LOGIC returning to revenue growth. Meanwhile, we are continuing to press hard on the development of follow-on circuits that can be priced more aggressively to broaden the market for these types of chips," concluded Volz.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.

LOGIC Devices is a fabless semiconductor manufacturer focused on developing high performance digital integrated circuits for applications requiring high-density embedded memory, high speed and low power consumption. LOGIC's product solutions meet the requirements of leading broadcast video, medical imaging, surveillance, instrumentation, and telecommunications companies. More information about LOGIC Devices is available at www.logicdevices.com.

FINANCIAL HIGHLIGHTS:

	Fiscal Quarter Ended
	June 30, 2004	June 29, 2003

Net revenues	$ 1,099,800	$1,206,300
Loss from operations	$ (300,500)	$ (574,600)
Net loss	$ (296,100)	$ (566,200)
Loss per share	$ (0.04)	$ (0.08)
Basic and diluted weighted average shares	6,743,188	6,630,688